______ __, 2013

Li3 Energy, Inc.

Marchant Pereira 150, Of. 803

Providencia, Santiago de Chile

Chile

Re:	Registration Statement on Form F-4 of Blue Wolf Mongolia Holdings Corp.

Ladies and Gentlemen:

You have requested our opinion regarding certain United States federal income tax matters relating to the registration and offering of certain securities by Blue Wolf Mongolia Holdings Corp. (the “Company”) as described more fully in the Form F-4 Registration Statement filed with the Securities Exchange Commission on or about ___________ ____ (as amended, the “Registration Statement”). In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Registration Statement. We also have obtained such additional information as we have deemed relevant and necessary from representatives of the Company and Li3 Energy, Inc. Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

We have relied on the facts as set forth in the Registration Statement and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the captions “Risk Factors” and “Material U.S. Federal Income Tax Considerations” therein, and we have made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth herein. While we have not undertaken any independent investigation of any factual matter set forth in any of the foregoing, with your permission we have assumed that the information set forth in the Registration Statement is true, complete and correct. Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein and in the Certifications, and the assumptions, qualifications and limitations set forth in the Registration Statement, we hereby confirm that the opinions of SorinRand LLP with respect to United States federal income tax matters are those opinions attributed to SorinRand LLP expressed in the Registration Statement under the captions “Material U.S. Federal Income Tax Considerations – The Merger.”

Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. We do not express any opinion herein concerning any law other than the federal income tax law of the United States. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made part of the Registration Statement and to each reference to us and the discussions of advice provided by us, without admitting we are “experts” or that we are otherwise within the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

SorinRand LLP